EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES IMPROVED FOURTH QUARTER AND FULL YEAR 2004 RESULTS,

AND NEW CREDIT AGREEMENT

Lake Mary, Florida, January 27, 2005 - Bairnco Corporation (NYSE-BZ) today reported improved sales and income from continuing operations for the fourth quarter and full year 2004 as compared to the same periods last year. Sales for 2004 were up 8.4% to $165,496,000 from $152,696,000 in 2003. Income from continuing operations excluding the gain on sale of facility increased to $4,329,000 in 2004 from $2,649,000 in 2003.  Fourth quarter 2004 sales were up 9.2% to $40,544,000 from $37,135,000 and income from continuing operations excluding the gain on sale of facility increased to $1,084,000 from $589,000 in the fourth quarter of 2003. Included in the 2004 fourth quarter and full year income from operations is approximately $790,000 ($1.2 million pre-tax) of gain on the sale of Arlon’s East Providence, Rhode Island facility.

Bairnco also reported today that it had reached an agreement in principle with a group of banks to establish a three year unsecured credit facility (the “Agreement”) for $25 million, including a $15 million revolving credit facility and a $10 million letter of credit facility. The Agreement will replace the Corporation’s current credit facility which expires on February 22, 2005.

Performance – Fourth Quarter 2004

Sales in the fourth quarter 2004 were $40,544,000, an increase of 9.2% from $37,135,000 in the fourth quarter 2003. Arlon’s Electronic Materials sales increased 4.0% as strong sales in the electronics and industrial markets offset slow sales to its wireless communications markets. Arlon’s Coated Materials sales increased 12.2% from growth in both its graphics and industrial markets. Kasco sales increased 10.4% from the fourth quarter 2003 from increased service and repair revenues in the U.S., slightly improved European sales and the currency translation effect of the weakened U.S. dollar versus the British Pound and the Euro.

Gross profit increased 11.3% to $11,610,000 from $10,427,000 as a result of increased sales and improved efficiencies from increased production volumes. Gross profit margin as a percent of sales increased slightly to 28.6% from 28.1% in 2003.

Selling and administrative expenses increased 8.8% to $10,194,000 from $9,367,000 in the fourth quarter 2003 from increased sales. As a percent of sales, selling and administrative expenses were down slightly to 25.1% in 2004 as compared to 25.2% in 2003.

Net interest expense decreased to $18,000 in the fourth quarter 2004 as compared to $190,000 in the fourth quarter 2003 due to reduced outstanding borrowings.

The effective tax rate for the fourth quarter 2004 was 27.8% as compared to 32.3% in the fourth quarter 2003. The reduced tax rate reflects the impact of the usage of a net operating loss carry forward from Kasco’s French operations.

Income from continuing operations increased to $1,874,000 in the fourth quarter 2004 including the gain on sale of facility of $790,000. Excluding the gain on sale of facility, income from continuing operations increased 84.2% to $1,084,000 as compared to $589,000 in the fourth quarter of 2003.  Diluted earnings per common share from continuing operations, which includes $.10 from the gain on sale of facility, increased to $.24 from $.08 in the fourth quarter 2003. No shares were repurchased on the open market during the fourth quarter of 2004.

Performance - Year Ended December 31, 2004

Sales for the year ended December 31, 2004 increased 8.4% to $165,496,000 from $152,696,000 in 2003. Arlon's Electronic Materials sales increased 15.1% and Arlon’s Coated Materials sales increased 4.7% as all of Arlon’s US served markets experienced growth with the improved economy. Kasco's sales increased 7.2% as compared to last year. Kasco’s North American sales were up 5.4% due to increased service and repair revenues. Kasco’s European operations’ sales were up 9.0% due to the positive currency translation effect of the weakened US dollar versus the British Pound and the Euro.

Gross profit increased 11.7% to $47,884,000 from $42,871,000 in 2003 due to the increased sales and improved efficiencies from higher production volumes. The gross profit margin as a percent of sales increased to 28.9% from 28.1%.

Selling and administrative expenses increased 7.3% to $41,023,000 from $38,248,000 in 2003 from increased sales. As a percent of sales, selling and administrative expenses decreased to 24.8% in 2004 as compared to 25.0% in 2003.

Net interest expense decreased to $566,000 in 2004 as compared to $768,000 in 2003 due to the reduced outstanding borrowings.

Excluding the gain on sale of facility, income before income taxes in 2004 increased 63.3% to $6,295,000 as compared to $3,855,000 in 2003. Income from continuing operations increased to $5,119,000 in 2004 including the gain on sale of facility of $790,000. Excluding the gain on sale of facility, income from continuing operations increased 63.4% to $4,329,000 as compared to $2,649,000 in 2003.  Diluted earnings per common share from continuing operations, which includes $.10 from the gain on sale of facility, increased to $.68 from $.36 in 2003. No shares were repurchased on the open market during 2004.

Net income was $29,814,000 and diluted earnings per common share were $3.94 in 2004 reflecting the impact of the $24,695,000 settlement of the NOL Lawsuit in the third quarter 2004.

Stockholders Meeting

The Company also announced today that the Annual Meeting of Stockholders in Bairnco Corporation will be held on Thursday, April 21, 2005, at 9:00 a.m., local time, at Bairnco’s corporate offices, Lake Mary,

Florida.  The record date for determination of Stockholders is March 7, 2005.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:     Lawrence C. Maingot, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; disruptions in operations due to labor disputes; renegotiation of the Corporation’s Credit Agreement; changes in the pricing of the products of the Corporation or its competitors; the impact on production output and costs from the availability of energy sources and related pricing; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

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Comparative Consolidated Results of Operations (Unaudited)

	Quarter Ended		Year Ended
Condensed Income Statements	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Net sales	$40,544,000	$37,135,000	$165,496,000	$152,696,000
Cost of sales	28,934,000	26,708,000	117,612,000	109,825,000
Gross profit	11,610,000	10,427,000	47,884,000	42,871,000
Selling and administrative expenses	10,194,000	9,367,000	41,023,000	38,248,000
Operating profit	1,416,000	1,060,000	6,861,000	4,623,000
Gain on sale of facility	(1,196,000)	--	(1,196,000)	--
Interest expense, net	18,000	190,000	566,000	768,000
Income before income taxes	2,594,000	870,000	7,491,000	3,855,000
Provision for income taxes	720,000	281,000	2,372,000	1,206,000
Income from continuing operations	1,874,000	589,000	5,119,000	2,649,000
Income from spun off subsidiary	--	--	24,695,000	--
Net income	$ 1,874,000	$ 589,000	$ 29,814,000	$ 2,649,000

Basic Earnings Per Share of Common Stock from Continuing Operations	$ 0.25	$ 0.08	$ 0.70	$ 0.36
Basic Earnings per Share of Common Stock from Spun Off Subsidiary	--	--	3.35	--
Basic Earnings per Share of Common Stock	$ 0.25	$ 0.08	$ 4.05	$ 0.36
Diluted Earnings per Share of Common Stock from Continuing Operations	$ 0.24	$ 0.08	$ 0.68	$ 0.36
Diluted Earnings per Share of Common Stock from Spun Off Subsidiary	--	--	3.26	--
Diluted Earnings per Share of Common Stock	$ 0.24	$ 0.08	$ 3.94	$ 0.36

Basic Average Common Shares	7,386,000	7,342,000	7,362,000	7,338,000
Diluted Average Common Shares	7,660,000	7,436,000	7,569,000	7,391,000

Condensed Balance Sheets	Dec. 31, 2004	Dec. 31, 2003
ASSETS

Cash	$ 3,451,000	$ 796,000
Accounts receivable, net	24,912,000	23,511,000
Inventories	24,964,000	25,516,000
Other current assets	6,687,000	7,873,000
Total current assets	60,014,000	57,696,000
Plant and equipment, net	34,429,000	36,476,000
Cost in excess of net assets of purchased businesses	14,542,000	14,360,000
Other assets	8,781,000	9,697,000
Total	$117,766,000	$118,229,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 1,030,000	$ 1,875,000
Current maturities of long-term debt	663,000	2,173,000
Accounts payable	10,601,000	10,159,000
Accrued expenses	10,515,000	10,916,000
Total current liabilities	22,809,000	25,123,000
Long-term debt	231,000	27,785,000
Other liabilities	10,974,000	11,023,000
Stockholders’ investment	83,752,000	54,298,000
Total	$117,766,000	$118,229,000

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